EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
HPS Corporate Lending Fund
(Name of Issuer)
HPS Corporate Lending Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$158,101,910(1)	0.0001102%	$17,422.83(2)
Fees Previously Paid
Total Transaction Valuation	$158,101,910(1)
Total Fees Due for Filing			$17,422.83(2)
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due			$17,422.83(2)

(1)
Calculated as the aggregate maximum purchase price for shares of beneficial interest, based upon the net asset value per share as of September 30, 2022, of $24.21. This amount is based upon the offer to purchase up to 6,530,438 common shares of beneficial interest, par value $0.01 per share, of HPS Corporate Lending Fund.

(2)
Calculated at $110.20 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for fiscal year 2022.